Exhibit 99.1

The Vita Coco Company Reports Second Quarter 2026 Financial Results and Raises Full Year Guidance

Net Sales were $216 million, an increase of 28%, driven by Vita Coco Coconut Water growth of 21%

Net Income Increased $27 million to $49 million and Non-GAAP Adjusted EBITDA1 Increased $38 million to $67 million

Raises Fiscal Year 2026 Guidance for Net Sales to between $790 million and $805 million and Adjusted EBITDA2 to between $154 million and $161 million

NEW YORK, NY – July 23, 2026 – The Vita Coco Company, Inc. (NASDAQ:COCO) (“Vita Coco” or “the Company”), a leading high-growth platform of better-for-you beverage brands, today announced financial results for the second quarter ended June 30, 2026.

Second Quarter and Year-to-Date 2026 Highlights Compared to Prior Year Period
•Net sales were $216 million, an increase of $47 million, or 28%, in the second quarter and $396 million year-to-date, an increase of $96 million, or 32%.
•Vita Coco Coconut Water net sales grew 21% in the second quarter and 29% year-to-date.
•Gross profit was $105 million in the second quarter, an increase of $44 million, and $177 million year-to-date, an increase of $68 million.

•Gross margin was 49% of net sales in the second quarter compared to 36%, and 45% of net sales year-to-date compared to 36%, with tariff refunds delivering a 700 basis point benefit to gross margin in the second quarter and 300 basis point benefit year-to-date.
•Net income was $49 million in the second quarter compared to $23 million, an increase of $27 million, and $80 million year-to-date compared to $42 million, an increase of $38 million.

•Net income per diluted share was $0.82 in the second quarter compared to $0.38, and $1.32 per diluted share year-to-date compared to $0.70.
•Non-GAAP Adjusted EBITDA1 was $67 million in the second quarter compared to $29 million, an increase of $38 million. Non-GAAP Adjusted EBITDA1 was $106 million year-to-date, compared to $52 million, an increase of $54 million.

Michael Kirban, the Company's Co-Founder and Executive Chairman, stated, "The coconut water category maintained very strong growth during the quarter, and continues to be one of the fastest growing beverage categories in our major markets. The growth is being generated by increases in both household penetration and in average consumption per household. I believe this growth is being driven by our investments in consumer education, emphasizing the fact that coconut water has 3.5 times the electrolytes of the leading sports drink while also offering an array of diverse usage and drinking occasions. I am very proud of our team's accomplishments and confident in our plans to maintain this growth and our category leadership well into the future. The global momentum in our category and our brand health and supply chain performance has me very excited for our long-term potential."

Martin Roper, the Company’s Chief Executive Officer, said, “Our healthy second quarter shipment performance was driven by robust branded retail growth in all our major markets, reflective of strong brand demand and by private label shipment strength mainly due to distribution gains. We are raising our full year Net Sales and Adjusted EBITDA guidance based on expected continued brand strength in our major markets coupled with strong second half private label shipment trends, and slight underlying gross margin improvement versus prior guidance. While we still expect to see current cost pressures temporarily reduce gross margin for the balance of year, our strong underlying performance allows us to increase our investments in sales and marketing in the second half in order to maintain our momentum into 2027."

Second Quarter 2026 Consolidated Results
Net sales increased $47 million, or 28%, to $216 million for the second quarter ended June 30, 2026, compared to $169 million in the prior year period. The increase in net sales was driven by case equivalent ("CE") volume gains of 15% for Vita Coco Coconut Water and 78% for Private Label as well as improved net pricing due to last year's price increases and favorable promotional timing.

Gross profit increased to $105 million, from $61 million in the prior year period driven by the recognition of tariff refunds, higher sales, favorable pricing, alongside lower ocean freight and finished goods costs, partially offset by slightly higher domestic logistics costs. Gross margin was 49% compared to 36% in the prior year period. The increase resulted primarily from the tariff refunds, higher net pricing alongside lower ocean freight rates and finished goods costs, slightly offset by higher domestic transportation costs.

Selling, general and administrative ("SG&A") expenses were $42 million, compared to $36 million in the prior year period. The increase was primarily driven by higher people-related costs reflecting increased incentive compensation, headcount growth, and stock-based compensation, as well as investments in sales and marketing.

Net income was $49 million, or $0.82 per diluted share, compared to net income of $23 million, or $0.38 per diluted share, in the prior year period. Net income benefited from higher gross profit, partially offset by higher SG&A spending and increased income tax expense.

Non-GAAP Adjusted EBITDA1 was $67 million, compared to $29 million in the prior year due to the increased gross profit partially offset by higher SG&A expenses.

Balance Sheet

As of June 30, 2026, the Company's financial position remained strong with no debt and $279 million in cash and cash equivalents, an increase from $197 million at the beginning of the year. Our inventory levels decreased to $83 million, down from $111 million as of December 31, 2025, due to strong year-to-date shipments. Accounts receivable increased to $132 million from $82 million as of prior year end, primarily reflecting growth in gross sales in 2026.

As of June 30, 2026, the Company had repurchased approximately $44 million of its common stock under its share repurchase program and had $21 million remaining under the existing authorization. During the six months ended June 30, 2026, and year to date through July 22, 2026, the Company repurchased $20 million of its common stock. On July 21, 2026, the Board approved an additional $40 million authorization, increasing the total authorized amount under the program to $105 million.

Acquisition of Copra, Inc.

On July 22, 2026, the Company issued a press release announcing that the Company acquired Copra, Inc. ("Copra"), one of the leading producers of super-premium Thai Nam Hom coconut water.

Fiscal Year 2026 Full Year Outlook
The Company is increasing its full year 2026 guidance, which includes balance of year for Copra, as follows:
•Net sales expected to be between $790 million and $805 million, driven by high teens to twenty percent growth of Vita Coco Coconut Water and strong Private Label trends from new and regained business. (Prior guidance was between $720 million and $735 million).
•Gross margin expected to be approximately 40% with benefit relative to prior year from tariff refunds, higher pricing and lower ocean freight partially offset by increased product costs and adverse product mix. (Prior guidance was 38%).

•Expect to deliver SG&A leverage of one percentage point of sales vs. 2025. (Prior guidance high single digit percentage growth).
•Adjusted EBITDA1 expected to be in the range of $154 million to $161 million. (Prior guidance was between $132 million and $138 million).
Uncertainty and instability in the current operating environment, geopolitical landscape, and global economies, including the military conflict in Iran and related impacts, changes in tariff rates, natural disasters, associated potential competitive pricing actions and our own price elasticity, could affect this outlook and our future results.

Footnotes
(1)Adjusted EBITDA represents earnings before interest, taxes, depreciation, and amortization as adjusted for certain items as set forth in the reconciliation table of U.S. GAAP to non-GAAP information and is a measure calculated and presented on the basis of methodologies other than in accordance with GAAP. Please refer to the Non-GAAP Financial Measures herein for further discussion and reconciliation of this measure to GAAP measures.
(2)GAAP Net income 2026 outlook is not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement in foreign currency rates, as well as future charges or reversals outside of the normal course of business.
Conference Call and Webcast Details

To participate in the live earnings call and question and answer session, please register at https://register-conf.media-server.com/register/BIeb66856a8514488b970c774b5cc0004d and dial-in information will be provided directly to you. The live audio webcast will be accessible in the “Events” section of the Company’s Investor Relations website at https://investors.thevitacococompany.com/. An archived replay of the webcast will be available shortly after the live event has concluded.
About The Vita Coco Company
The Vita Coco Company is a family of brands on a mission to reimagine what’s possible when brands deliver healthy, nutritious, and great tasting products that are better for consumers and better for the world. This includes its flagship coconut water brand Vita Coco, and protein-infused water PWR LIFT. The Company was co-founded in 2004 by Michael Kirban and Ira Liran and is a public benefit corporation and Certified B Corporation. Vita Coco, the principal brand within the Company’s portfolio, is the leading coconut water brand in the U.S. With electrolytes, nutrients, and vitamins, coconut water has become a top beverage choice among consumers after a workout, in smoothies, as a cocktail mixer, after a night out, and more.
Contacts

Investor Relations:
ICR, Inc.
investors@thevitacococompany.com

Non-GAAP Financial Measures
In addition to disclosing results determined in accordance with U.S. GAAP, the Company also discloses certain non-GAAP results of operations, including, but not limited to, Adjusted EBITDA, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation table of U.S. GAAP to non-GAAP information provided at the end of this release. These non-GAAP measures are a key metric used by management and our board of directors to assess our financial performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and because we believe it is useful for investors to see the measures that management uses to evaluate the Company. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below in the reconciliation tables do not reflect ongoing operating performance.
These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces their usefulness as a comparative measure. Investors should not rely on any single financial measure when evaluating our business. This information should be considered as supplemental in nature and is not meant as a substitute for our operating results in accordance with U.S. GAAP. We recommend investors review the U.S. GAAP financial measures included in this earnings release. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding our future financial and operating performance, including our GAAP and non-GAAP guidance, our strategy, projected costs, tariffs, prospects, expectations, plans, objectives of management, supply chain predictions, customer and supplier relationships, expected impact of acquisitions, and expected net sales and category share growth.

The forward-looking statements in this release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control. These factors include, but are not limited to, those discussed under the caption “Risk Factors” in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our other filings with the U.S. Securities and Exchange Commission ("SEC") as such factors may be updated from time to time and which are accessible on the SEC’s website at www.sec.gov and the Investor Relations page of our website at https://investors.thevitacococompany.com. Any forward-looking statements contained in this press release speak only as of the date hereof and accordingly undue reliance should not be placed on such statements. We disclaim any obligation or undertaking to update or revise any forward-looking statements contained in this press release, whether as a result of new information, future events or otherwise, other than to the extent required by applicable law.

Website Disclosure

We intend to use our websites, vitacoco.com and investors.thevitacococompany.com, as a means for disclosing material non-public information and for complying with the SEC's Regulation FD and other disclosure obligations.

THE VITA COCO COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$278,640	$196,873
Accounts receivable, net of allowance of $2,285 at June 30, 2026, and $2,660 at December 31, 2025	132,312	81,514
Inventory	82,911	111,468
Supplier advances, current	452	693
Derivative assets	2,940	732
Prepaid expenses and other current assets	37,775	30,160
Total current assets	535,030	421,440
Property and equipment, net	8,931	9,298
Goodwill	7,791	7,791
Supplier advances, long-term	1,692	1,860
Deferred tax assets, net	6,466	6,463
Right-of-use assets, net	10,643	11,592
Other assets	2,389	2,714
Total assets	$572,942	$461,158
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$30,975	$25,464
Accrued expenses and other current liabilities	127,330	89,461
Derivative liabilities	1,121	1,507
Total current liabilities	159,426	116,432
Operating lease liability, long-term	12,520	13,087
Other long-term liabilities	92	97
Total liabilities	$172,038	$129,616
Stockholders’ equity:
Common stock, $0.01 par value; 500,000,000 shares authorized; 64,900,349 and 64,186,549 shares issued at June 30, 2026 and December 31, 2025, respectively; 57,397,082 and 57,082,173 shares outstanding at June 30, 2026 and December 31, 2025, respectively.	649	642
Additional paid-in capital	195,611	185,400
Retained earnings	307,939	228,014
Accumulated other comprehensive gain (loss)	(287)	486
Treasury stock, 7,503,267 shares at cost as of June 30, 2026, and 7,104,376 as of December 31, 2025.	(103,008)	(83,000)
Total stockholders’ equity	400,904	331,542
Total liabilities and stockholders’ equity	$572,942	$461,158

THE VITA COCO COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except for share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net sales	$216,153	$168,759	$395,918	$299,680
Cost of goods sold	110,842	107,494	218,794	190,330
Gross profit	105,311	61,265	177,124	109,350
Operating expenses
Selling, general and administrative	42,172	36,143	80,403	64,935
Income from operations	63,139	25,122	96,721	44,415
Other income (expense)
Unrealized (loss) gain on derivative instruments	(233)	1,067	2,594	3,884
Foreign currency (loss) gain	(1,046)	482	(1,545)	1,062
Interest income, net	2,483	1,500	4,021	3,018
Other income, net	14	—	8	155
Total other income	1,218	3,049	5,078	8,119
Income before income taxes	64,357	28,171	101,799	52,534
Income tax expense	14,906	5,263	21,874	10,744
Net income	$49,451	$22,908	$79,925	$41,790
Net income attributable to The Vita Coco Company, Inc. per common share
Basic	$0.86	$0.40	$1.40	$0.73
Diluted	$0.82	$0.38	$1.32	$0.70
Weighted-average number of common shares outstanding
Basic	57,251,361	56,795,499	57,183,296	56,894,274
Diluted	60,642,797	59,643,348	60,390,598	59,809,039

THE VITA COCO COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net income	$79,925	$41,790
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	965	408
Amortization of debt issuance cost	9	6
(Decrease) increase of provision for credit losses	(829)	608
Unrealized (gain) on derivative instruments	(2,594)	(3,884)
Stock-based compensation	8,216	5,148
Noncash lease expense	935	747
Changes in operating assets and liabilities:
Accounts receivable	(50,590)	(37,758)
Inventory	28,309	127
Prepaid expenses, net supplier advances, and other assets	(7,175)	(1,454)
Accounts payable, accrued expenses, and other liabilities	39,358	6,272
Net cash provided by operating activities	96,529	12,010

Cash flows from investing activities:
Cash paid for property and equipment	(612)	(1,508)
Net cash used in investing activities	(612)	(1,508)

Cash flows from financing activities:
Proceeds from exercise of stock awards	6,112	977
Cash paid on notes payable	(3)	(5)
Cash paid to acquire treasury stock	(20,008)	(10,053)
Net cash used in financing activities	(13,899)	(9,081)
Effects of exchange rate changes on cash and cash equivalents	(246)	961
Net increase in cash and cash equivalents	81,772	2,382
Cash, cash equivalents and restricted cash at beginning of the period (1)	198,154	165,933
Cash, cash equivalents and restricted cash at end of the period (1)	$279,926	168,315

1 Includes $1,281 and $1,264 of restricted cash as of December 31, 2025 and 2024, respectively. Includes $1,286 and $1,273 of restricted cash as of June 30, 2026 and 2025, respectively, reported in other current assets on the condensed consolidated balance sheet.

RECONCILIATION FROM GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(in thousands)		(in thousands)
Net income	49,451	22,908	$79,925	$41,790
Depreciation and amortization	489	206	965	408
Interest income, net	(2,483)	(1,500)	(4,021)	(3,018)
Income tax expense	14,906	5,263	21,874	10,744
EBITDA	$62,363	$26,877	$98,743	$49,924
Stock-based compensation (a)	3,590	2,962	8,216	5,148
Unrealized loss (gain) on derivative instruments (b)	233	(1,067)	(2,594)	(3,884)
Foreign currency loss (gain) (b)	1,046	(482)	1,545	(1,062)
Other adjustments (c)	—	952	—	1,621
Adjusted EBITDA	$67,232	$29,242	$105,910	$51,747
(a)Non-cash charges related to stock-based compensation, which vary from period to period depending on volume and vesting timing of awards and forfeitures. We adjusted for these charges to facilitate comparison from period to period.
(b)Unrealized gains or losses on derivative instruments and foreign currency gains or losses are not considered in our evaluation of our ongoing performance.
(c)The three and six months ended June 30, 2025 included $0.6 million and $1.2 million, respectively, related to a one-time incentive program established in 2023 and measured based on full-year 2025 performance, and $0.4 million and $0.7 million, respectively, of overlapping rent expense associated with our new New York City office. The six-month period was partially offset by $0.1 million of partial recoveries of prepaid inventory from a supplier (refer to the Form 10-K for further details) and a $0.2 million gain from a sale of intellectual property.

SUPPLEMENTAL INFORMATION

	NET SALES
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025
Americas segment
Vita Coco Coconut Water	$137,921	$120,450	$255,954	$206,568
Private Label	26,901	14,685	51,301	35,882
Other	7,643	6,826	13,374	12,111
Subtotal	$172,465	$141,961	$320,629	$254,561
International segment
Vita Coco Coconut Water	$31,763	$19,882	$54,283	$33,059
Private Label	11,328	6,222	20,165	10,981
Other	597	694	841	1,079
Subtotal	$43,688	$26,798	$75,289	$45,119
Total net sales	$216,153	$168,759	$395,918	$299,680

	COST OF GOODS SOLD & GROSS PROFIT
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025
Cost of goods sold
Americas segment	$83,185	$90,915	$170,415	$161,203
International segment	27,657	16,579	48,379	29,127
Total cost of goods sold	$110,842	$107,494	$218,794	$190,330
Gross profit
Americas segment	$89,281	$51,046	$150,215	$93,358
International segment	16,030	10,219	26,909	15,992
Total gross profit	$105,311	$61,265	$177,124	$109,350
Gross margin
Americas segment	51.8%	36.0%	46.9%	36.7%
International segment	36.7%	38.1%	35.7%	35.4%
Consolidated	48.7%	36.3%	44.7%	36.5%

	VOLUME (CE)
	Percentage Change - Three Months Ended June 30, 2026 vs. 2025
	Americas segment	International segment	Total
Vita Coco Coconut Water	6.6%	60.3%	15.0%
Private Label	81.7%	71.0%	78.1%
Other	4.7%	(78.5)%	1.9%
Subtotal	16.1%	62.2%	24.3%

	Percentage Change - Six Months Ended June 30, 2026 vs. 2025
	Americas segment	International segment	Total
Vita Coco Coconut Water	16.0%	53.7%	22.1%
Private Label	44.1%	66.9%	50.2%
Other	8.8%	(33.5)%	7.4%
Subtotal	20.5%	57.0%	26.9%
Note: A CE is a standard volume measure used by management which is defined as a case of 12 bottles of 330ml liquid beverages or the same liter volume of oil. We may have immaterial sales of raw materials at times that are treated as zero CEs for the purposes of these calculations.